UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 25, 2006
Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50767	04-3523569
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

60 Westview Street, Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 402-5700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Offering and Placement Agent Arrangements
On October 26, 2006, we entered into definitive agreements to sell 7,455,731 shares of common stock and warrants to purchase 3,727,865 shares of common stock for an aggregate purchase price of $20.0 million. The warrants to purchase common stock have an exercise price of $2.62 per share and will be exercisable at any time on or before October 26, 2011. The common stock, warrants and shares issuable upon exercise of the warrants are covered by our Registration Statement on Form S-3 (File No. 333-136910) filed on August 25, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection with this offering, on October 26, 2006, we entered into a placement agent agreement with Lazard Capital Markets LLC, pursuant to which Lazard agreed to act as our placement agent and we agreed to pay a fee of $1.2 million upon the closing of the offering.
In connection with the registered offering and placement agent arrangements, we are filing as exhibits to this current report on Form 8-K the following documents:
•	as Exhibit 1.1, the placement agent agreement, by and between us and Lazard, including as Exhibit A thereto the form of subscription agreement entered into by us and the investors in the offering;

•	as Exhibit 4.1, the form of warrant agreement to be entered into by us with the warrant agent, including as Exhibit A thereto the form of warrant to be issued to investors in the offering; and

•	as Exhibits 5.1 and 23.1, the legal opinion and consent of Wilmer Cutler Pickering Hale and Dorr LLP, relating to the shares of common stock and the warrants to be issued and sold in the offering and the shares of common stock issuable upon exercise of the warrants.
The foregoing summary of the terms of the placement agent agreement and the warrants, is subject to, and qualified in its entirety by, such agreements, which are attached as exhibits to this current report on Form 8-K and are incorporated herein by reference.
Consulting Agreement with M. Cory Zwerling.
On October 25, 2006, we entered into a consulting agreement with M. Cory Zwerling, one of our directors, under which Mr. Zwerling agreed to provide us services related to commercial sales, marketing and business development initiatives and other such related projects as mutually agreed upon by us and Mr. Zwerling. Under the consulting agreement, we have agreed to pay Mr. Zwerling $1,800 per day and granted Mr. Zwerling an option to purchase 200,000 shares of our common stock under our 2004 Stock Incentive Plan. This option has an exercise price of $2.63 per share and will vest in 36 equal monthly installments commencing on November 25, 2006. In addition, 50% of the then unvested options will vest upon a change of control or specified transactions as set forth in the consulting agreement. We have also agreed to pay Mr. Zwerling $49,000 for consulting performed prior to October 25, 2006. The consulting agreement has a term of twelve months and automatically renews on a month-to-month basis. We may terminate the consulting agreement upon three business days prior written notice to Mr. Zwerling. Mr. Zwerling may terminate the consulting agreement upon thirty days prior written notice.

The foregoing summary of the terms of the consulting agreement is subject to, and qualified in its entirety by, the consulting agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Separation Agreement with Walter Newman, Ph.D.
On October 25, 2006, Walter Newman, Ph.D. resigned from his position as our Senior Vice President of Research and Development and Chief Scientific Officer, effective October 31, 2006. In connection with Dr. Newman’s departure, we entered into a separation agreement with Dr. Newman on October 25, 2006, which is revocable by Dr. Newman for a period of seven days. Under the separation agreement, we agreed to pay Dr. Newman the following lump sum amounts in November 2006 pursuant to the employment agreement we entered into with Dr. Newman on December 21, 2004:
•	$269,500, representing Dr. Newman’s annual base salary; and

•	$67,375, representing 10/12 of Dr. Newman’s maximum cash bonus for 2006.
We also agreed that, for a period of up to twelve months, we would reimburse Dr. Newman for 80% of the premiums for continued health coverage for Dr. Newman and his dependents and for the cost of the premiums for life insurance and disability insurance for Dr. Newman. In addition, under the separation agreement, we agreed to accelerate 50% of Dr. Newman’s unvested stock options as of October 31, 2006.
The foregoing summary of the terms of the separation agreement is subject to, and qualified in its entirety by, the separation agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.
Item 2.02 Results of Operations and Financial Condition
On October 27, 2006, we disclosed our preliminary expectations with respect to information relating to our results of operations for the quarter ended September 30, 2006.
We disclosed that:
•	We expect to recognize revenue from product sales, net of any discounts and rebates, of approximately $1.9 million in the third quarter of 2006.

•	We had approximately $40.2 million in cash, cash equivalents and short-term investments at September 30, 2006, compared to $82.8 million as of December 31, 2005.

•	We anticipate our net cash expenditures for the quarter ended September 30, 2006 to be approximately $12.0 million.
Our financial statements for the quarter ended September 30, 2006 are not yet available. Our preliminary expectations with respect to our results are based upon management estimates and are subject to quarterly review procedures and final recommendations and adjustments. Actual operating results may differ from our expectations, and those differences may be material. The foregoing discussion of our expectations regarding our results for the third quarter of 2006 is not necessarily indicative of expected future results.

Item 2.05. Costs Associated with Exit or Disposal Activities.
On October 26, 2006, we announced a plan to focus our resources on the commercialization of our controlled-release formulation of zileuton, or zileuton CR, for the chronic treatment of asthma and on the clinical development of the intravenous formulation of zileuton and to significantly reduce our net cash expenditures through lower spending on our existing sales force as well as on our discovery and research programs.
As part of this new business strategy, we plan to eliminate 63 positions. The planned headcount reduction reflects a downsizing of our sales force that markets ZYFLO® (zileuton tablets). We plan to retain a respiratory sales force of approximately 18 representatives who will be focused on continued promotion to prescribing physicians within the major markets across the United States and increasing prescriptions from our existing base of prescribers. The planned headcount reductions also include 20 employees in our research and development group. Following completion of the restructuring, which we expect to complete by December 31, 2006, we expect to have approximately 59 employees.
We believe that the feedback from physicians to date indicates that ZYFLO’s current dosing regimen of four times daily will continue to make it difficult to gain broad acceptance in the asthma market. With the twice-daily formulation, we expect increased usage by prescribing physicians while offering patients another treatment option for their asthma.
We plan to take the following steps to prepare for the commercialization of zileuton CR:
•	conduct clinical studies in preparation for commercial launch to build zileuton CR’s market position, following approval;

•	pursue a co-promotion arrangement to expand our promotional resources to respiratory specialists, including allergists and pulmonologists, and primary care physicians;

•	implement a publication strategy that includes the presentation of data from the pivotal studies of zileuton CR at major medical conferences and in various scientific and medical journals; and

•	initiate a clinical trial to evaluate a life-cycle extension strategy to enhance the intellectual property position of zileuton and provide for possible development opportunities in other inflammatory conditions.
With respect to our intravenous formulation of zileuton, we plan to initiate a Phase IIb clinical trial in the first half of 2007 with our intravenous formulation of zileuton in asthma patients, while seeking a co-development arrangement for this product candidate.
We are also completing certain preclinical work in our alpha-7 program through a small team of scientists. Following completion of this work, we plan to seek a collaborator for our alpha-7 nicotinic receptor agonist program and do not currently plan to conduct clinical trials with the alpha-7 program without entering into such an arrangement. In collaboration with MedImmune, Inc., we expect to continue to support the development of HMGB1 antibodies for chronic and acute inflammatory diseases.
Based on our operating plans and the anticipated effects of the restructuring, we believe that our available cash and cash equivalents and anticipated cash received from product sales and anticipated payments received under collaboration agreements, together with the proceeds we receive from the offering, will be sufficient to fund anticipated levels of operations into the second half of 2008.
In connection with the implementation of our restructuring plan, we expect to record charges of $3.0 million to $4.0 million in the fourth quarter of 2006 related to employee severance benefits, outplacement services, automobile lease termination fees and impairment of assets. With respect to the headcount reductions to be implemented in the fourth quarter of 2006, we expect to incur charges associated with severance benefits of approximately $1.6 million. In addition, as a result of these headcount reductions, we expect to record in the fourth quarter of 2006 an automobile lease termination fee of $252,000, an outplacement service fee of $28,000 and an impairment charge of approximately $1.5 million for laboratory equipment, computer equipment and furniture and fixtures for which the future use is currently uncertain. We expect to record these restructuring charges as $204,000 of general and administrative expense, $2.2 million of research and development expense and $1.0 million of sales and marketing expense.
Item 2.06. Material Impairments.
In connection with our restructuring plan, we expect to record an impairment charge of approximately $1.5 million for laboratory equipment, computer equipment and furniture and fixtures for which the future use is currently uncertain. As part of our restructuring plan, we eliminated 20 positions in our research and development group. Due to this reduction in force, we concluded that a substantial portion of the assets that relate to our research function will be impaired.
Item 8.01
Offering
On October 26, 2006, we entered into definitive agreements to sell approximately 7,455,731 shares of common stock and warrants to purchase approximately 3,727,865 shares of common stock for an aggregate purchase price of approximately $20.0 million. The warrants to purchase common stock have an exercise price of $2.62 per share and will be exercisable at any time on or before October 26, 2011.
We expect that the net proceeds of the offering, excluding the proceeds, if any, from the exercise of the warrants issued in the offering, will be approximately $18.5 million after deducting the placement agent’s fees and all estimated offering expenses that are payable by us. We currently intend to use these proceeds to fund our efforts to obtain FDA approval for zileuton CR, to prepare for commercial launch of zileuton CR, to fund development of our intravenous formulation of zileuton and for other general corporate purposes.
This current report does not constitute an offer to sell or the solicitation of an offer to buy any or our securities and these securities cannot be sold in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
Press Release
The information in the press release attached as Exhibit 99.1 is incorporated herein by reference, but shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Risk Factors
We are providing as Exhibit 99.2 an updated description of the risks and uncertainties that could materially affect our business, financial condition and results of operations.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The Exhibit Index attached to this Report is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2006	CRITICAL THERAPEUTICS, INC.
	By:	/s/ Frank E. Thomas
Frank E. Thomas
President

EXHIBIT INDEX

Exhibit No.	Description

1.1	Placement Agent Agreement by and between the Company and Lazard Capital Markets LLC dated October 26, 2006 including as Exhibit A thereto the form of subscription agreement entered into by the Company and the Investors in the Offering

4.1	Form of Warrant Agreement to be entered into by the Company with the Warrant Agent, including as Exhibit A thereto the form of warrant to be issued to Investors in the Offering

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1	Consulting Agreement between the Company and M. Cory Zwerling dated October 25, 2006

10.2	Separation Agreement between the Company and Walter Newman, Ph.D. dated October 25, 2006

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

99.1	Press Release Issued by the Company on October 27, 2006

99.2	Risk Factors